Exhibit 99.2

ANSYS, INC. FOURTH QUARTER AND FY 2013
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
February 27, 2014

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q4 and FY 2013 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, February 27, 2014, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (877) 270-2148 (US) or (412) 902-6510 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10040285.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10040285.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q4 2013 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FOURTH QUARTER AND FY 2013 OVERVIEW

The fourth quarter financial results are highlighted by solid performance on many fronts, including record cash flows, a year-end record deferred revenue and backlog balance of $409.5 million and an industry-leading non-GAAP operating margin of 49%.  We reported consolidated non-GAAP revenue of $236.7 million, an increase of 7% in constant currency (5% in reported currency), at the midpoint of our guidance. We also finished over the high end of our fourth quarter guidance on non-GAAP EPS at $0.96. Our fourth quarter and FY 2013 non-GAAP revenues of $236.7 million and $865.9 million, respectively, included constant currency growth across all of our three major geographies.  That being said, our revenue performance in Asia-Pacific, and Japan in particular, struggled for both the fourth quarter and the full year. In spite of the revenue performance in the Asia-Pacific region, we achieved record non-GAAP EPS results of $0.96 and $3.27 for Q4 2013 and FY 2013 respectively, including an incremental tax benefit of $0.12, which was previously disclosed.  For additional details, go to the Income Statement Highlights section on page 9.

Many of our key metrics and the underlying long-term fundamentals of the ANSYS business remain intact. For the fourth quarter, total software license revenue grew 4% and maintenance grew 11%, in constant currency.  This is indicative of a lower level of revenue growth in Asia-Pacific, as well as a lower level of Q4 2013 year-end spending influences on new perpetual license revenue as compared to Q4 of 2012, and other historic fourth quarters, when the economic trends and year-end customer spending were more predictable and robust. Our top line performance in Q4 and FY 2013 contributed to strong cash flows from operations, the continued building of our balance sheet strength and solid operating margins of approximately 49%.

•
During Q4 2013, we had 33 customers with orders in excess of $1 million. These orders included elements of both new and renewal business. This compares to 22 customers with orders in excess of $1 million in Q4 2012. Also, in FY 2013 we demonstrated results in extending and elevating our relationships within our major accounts with four long-standing customers committing to annual sales levels above $10 million.

•
Our lease license revenue grew 8% in constant currency for both Q4 and FY 2013 while our maintenance revenue grew 11% in constant currency over Q4 2012 and 14% over FY 2012. Both of these elements contributed to our recurring revenue base continuing to remain strong at 67% of Q4 revenue and 70% of FY 2013 revenue.  There was progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q1 2014 and beyond.

•	Our direct and indirect businesses contributed 75% and 25% of revenue, respectively, for both Q4 and FY 2013.

•
As we reiterated throughout the year, we have been and will continue to make judicious investments across many aspects of our business. These investments will continue to be balanced against the ongoing macroeconomic realities facing both ANSYS and our customers. The non-GAAP operating margin for the fourth quarter was 49.0%, slightly ahead of our target range, and 48.9% for FY 2013.  The strong margin performance was mostly driven by a combination of challenges around hiring, and our ongoing internal discipline around spending.  The GAAP operating margin was also strong at 39.1% and 37.4% for the fourth quarter and FY 2013, respectively.

•
During the fourth quarter, we repurchased 506,000 shares at an average price of $84.35 per share.  During FY 2013, we repurchased approximately 1.5 million shares at an average price of $77.73.  During FY 2012, we repurchased a total of 1.5 million shares at an average price of $63.65.

•
Total headcount on December 31, 2013 was approximately 2,550, an increase of approximately 10 FTE’s as compared to September 30, 2013 and an increase of approximately 130 FTE’s as compared to December 31, 2012.

•
As we have been highlighting throughout 2013, we continue to see robust interest in our high-performance computing (HPC) offerings and strategy. ANSYS customers have embraced the enormous benefits of using multiple processors, or clusters of computers, to tackle their most sophisticated simulation challenges. HPC adds tremendous value to engineering simulation by enabling the creation of large, high-fidelity models that yield accurate and detailed insight into the performance of a proposed design. High-fidelity simulations allow engineering teams to innovate with a high degree of confidence that their products will meet customer expectations because their extremely accurate simulations are predicting the actual performance of the product under real-world conditions. ANSYS users today scale their largest simulations across thousands of processing cores, conducting simulations with more than a billion cells. ANSYS is committed to delivering HPC performance and capabilities to take our customers to new heights of simulation fidelity, engineering insight and continuous innovation.

•
In December 2013, we releasedANSYS® 15.0, which provides customers with a number of new and advanced features that bolster product performance and integrity through deeper design insight. New multiphysics capabilities are seamlessly brought together with the ANSYS Workbench™ platform to deliver unmatched engineering productivity and innovation. The many new features in ANSYS 15.0 align with our strategic roadmap of delivering physics depth and breadth that can be scaled to meet the changing needs of customers. We developed the advances with guidance from our most longstanding and most innovative customers. The outcome is yet another important step in delivering a comprehensive solution for Simulation Driven Product Development™. Built on a platform that streamlines workflow among simulation applications, ANSYS 15.0 is Redefining Comprehensive Simulation:

The latest release of our industry-leading engineering simulation portfolio, ANSYS 15.0, brings together new capabilities and enhancements that offer a more comprehensive approach to guide and optimize complete product designs. As products trend toward greater complexity — with advanced functionality and features, novel materials (such as composites), embedded electronics and their resulting thermal issues, and control software for smart operation — single-physics analysis (or uncoupled multiple physics) is not adequate for designing optimum products.

The release introduces pre-processing capabilities that boost automation and ease of setup, as well as high-performance computing enhancements that enable analysis of ever-larger models and faster processing times. Together, the features deliver insights into the most challenging product designs. ANSYS 15.0 delivers major advancements to complete multiphysics workflows as well as across the entire physics portfolio.

More information about ANSYS 15.0 can be found on our website at www.ansys.com. We will also be focusing on The Power of Our Products at the 2014 ANSYS Investor Day, being held on March 12, 2014 at the Fairmont Hotel in Pittsburgh. To register, please visit www.ansys.com.

•
On January 3, 2014, ANSYS announced the closing of its acquisition of Reaction Design, the world’s leading developer of combustion simulation software.  With over 400 customers (commercial, government and academic), the core technology is used worldwide in combustion, microelectronics and chemical processing.  The company’s flagship product, CHEMKIN-PRO, is the gold standard for chemical kinetics simulation, i.e. modeling gas-phase and surface chemistry.  Their ENERGICO product predicts emissions and stability in gas turbines and boiler/furnace combustion systems, automating the simulation process and enabling accurate predictions using detailed fuel models.  FORTÉ is the most advanced CFD simulation package available for realistic 3D modeling of fuel effects in internal combustion engines, taking advantage of the opportunities from the sustainability movement’s drive for more intensive efforts to design cleaner burning engines and fuels.  These solutions will be increasingly important in the years ahead: (1) in industrial markets to combat the need for more efficient products and processes in the face of increased global competitiveness, (2) in the transportation sector, as engine designers focus on developing engines with greater fuel efficiency and reduced emissions, and (3) in power generation, as alternative fuels and greenhouse gas reductions are subjects of intensive research and development.

DEFERRED REVENUE AND BACKLOG

(in thousands)	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2012
Current Deferred Revenue	$309,775	$285,040	$305,793	$273,636
Current Backlog	33,446	27,240	10,036	11,631
Total Current Deferred Revenue and Backlog	$343,221	$312,280	$315,829	$285,267

Long-Term Deferred Revenue	$7,955	$7,870	$18,636	$32,240
Long-Term Backlog	58,340	39,901	45,162	3,686
Total Long-Term Deferred Revenue and Backlog	$66,295	$47,771	$63,798	$35,926

Total Deferred Revenue and Backlog	$409,516	$360,051	$379,627	$321,193

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $0.7 million for Q4 2013. The expected impact of this adjustment on GAAP revenue is approximately $1.0 - $1.5 million for Q1 2014 and $3.0 - $4.0 million for FY 2014.

NON-GAAP REVENUE

ANSYS, Inc.
Q4 2013 vs. Q4 2012 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q4 13 vs. Q4 12 % Growth
	Q4 2013	Q4 2012	Q4 13 vs. Q4 12 % Growth	In Constant Currency

Total Lease	$77,193	$73,072	5.64%	8.12%

Total Perpetual	$71,051	$71,104	-0.07%	0.56%

Total Maintenance	$81,597	$74,372	9.71%	11.42%

Total Service	$6,855	$5,920	15.79%	15.44%

Total Q4:	$236,696	$224,468	5.45%	7.01%

ANSYS, Inc.
2013 YTD vs. 2012 YTD REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			2013 YTD vs. 2012 YTD % Growth
	2013 YTD	2012 YTD	2013 YTD vs. 2012 YTD % Growth	In Constant Currency

Total Lease	$298,230	$282,810	5.45%	8.25%

Total Perpetual	$234,043	$226,041	3.54%	4.96%

Total Maintenance	$310,388	$278,153	11.59%	13.80%

Total Service	$23,231	$20,650	12.50%	13.70%

Total YTD:	$865,892	$807,654	7.21%	9.38%

In constant currency, total consolidated non-GAAP revenue increased 7% in Q4 2013 as compared to Q4 2012 and, increased 9% for FY 2013.  Overall, our revenues continued to be fairly consistently spread, with 33% lease, 30% perpetual, 34% maintenance and 3% service for Q4 2013, and 34% lease, 27% perpetual, 36% maintenance and 3% service for FY 2013.  We reported healthy increases in our lease revenue in both Q4 and FY 2013, up 8% in constant currency for both periods. Perpetual licenses in Q4 and FY 2013 were up 1% and 5% in constant currency, respectively.  Our maintenance business continued to grow double digits for both Q4 and FY 2013, and our overall maintenance renewal rates continued to be strong.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q4 2013 vs. Q4 2012 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q4 13 vs. Q4 12 % Growth
	Q4 2013	Q4 2012	Q4 13 vs. Q4 12 % Growth	In Constant Currency
North America	$81,886	$74,191	10.37%	10.56%

Germany	$24,613	$21,630	13.79%	10.14%
United Kingdom	$10,310	$9,387	9.83%	8.87%
Other Europe	$49,321	$44,485	10.87%	6.00%
Total Europe	$84,244	$75,502	11.58%	7.54%

Japan	$26,516	$31,740	-16.46%	2.18%
Other Gen. Int'l Area	$44,050	$43,035	2.36%	3.53%
Total Gen. Int'l Area	$70,566	$74,775	-5.63%	2.96%

Total Q4:	$236,696	$224,468	5.45%	7.01%

ANSYS, Inc.
2013 YTD vs. 2012 YTD GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			2013 YTD vs. 2012 YTD % Growth
	2013 YTD	2012 YTD	2013 YTD vs. 2012 YTD % Growth	In Constant Currency
North America	$307,275	$280,603	9.51%	9.60%

Germany	$93,658	$82,535	13.48%	10.99%
United Kingdom	$37,675	$34,537	9.09%	10.18%
Other Europe	$166,757	$145,899	14.30%	11.92%
Total Europe	$298,090	$262,971	13.35%	11.40%

Japan	$108,105	$122,968	-12.09%	5.22%
Other Gen. Int'l Area	$152,422	$141,112	8.01%	8.81%
Total Gen. Int'l Area	$260,527	$264,080	-1.35%	7.13%

Total YTD:	$865,892	$807,654	7.21%	9.38%

In North America, while we continued to see customer caution in certain markets, the aerospace and defense, automotive electronics, mobile electronics, and  petrochemical sectors continued to invest.  This enabled North America to deliver 10% and 11% constant currency growth for Q4 and FY 2013, respectively.  In line with our Q4 outlook, we experienced very little year-end budget flush or large year-end incremental spending for new licenses as compared to historical fourth quarters when the economic environment was more robust. The sales pipelines and customer engagement activities in North America remain strong, as demand for innovation continues to drive simulation investments.  In addition, we continued to see increased interest and investment in high-performance computing across our customer base to accelerate workflows, systems engineering and smart product initiatives across multiple industries.

Despite ongoing macroeconomic concerns throughout 2013, Europe on whole delivered 8% growth in constant currency for Q4 and 11% for FY 2013. Particularly notable was the double digit revenue growth in Germany, in both constant and reported currency, for Q4 and FY 2013. The revenue growth in Europe was also supported by an increase in business coming from Italy, Spain and Russia.  During Q4, Europe did experience a few mid-size deals that shifted from perpetual to lease, and prolonged customer procurement processes continued to cause volatility and to impact the closing of new business. The overall sales pipeline, solid customer renewal rates and customer engagements in Europe remained intact.  We are also seeing many of the same trends in Europe that we discussed above relative to North American customers.

Consistent with every quarter of 2013, the fourth quarter results in our overall General International Area (GIA) continued to be mixed across the different markets. Overall, the region was the weakest with growth of 3% and 7% in constant currency for the quarter and the year, respectively.   While we experienced continued strong growth in Korea, it was offset by relative weakness in Japan, China, India and Brazil.  Investments by networking equipment, wireless, power electronics, and smart medical device companies was offset by slowdowns in traditional Japanese electronics, and the contraction of spending in China.  Throughout the year, we continued to focus on and make progress in internal sales improvement initiatives. In support of these ongoing initiatives, we recently added new senior sales leadership for the overall region, as well as new leadership additions in Japan and India.  The focus on finding new and complementary ways to better address the market opportunity and to increase sales productivity is an ongoing critical initiative as we head into 2014.  We are committed to continuing to invest and driving improving performance in this important region.

GLOBAL TRENDS DRIVING THE USE OF SIMULATION

Today's declining price points and margins have forced manufacturers to drive costs out of every aspect of their operations, from the earliest design stage to the final distribution steps. At the same time, increasing competition from traditional and emerging channels has placed new emphasis on rapid product innovation and continuous differentiation.  That need to innovate, to create the next must-have product, drives market leaders around the world. Smart companies know they can drive new sources of revenue through the power of innovation.  How do you simultaneously increase a design’s originality while reducing its risk of unexpected failure? How do you balance consumer demands against the bottom line and win the product race? ANSYS works with customers around the globe to help them meet their financial, product engineering, client-related and strategic goals using our engineering simulation solutions. Our technology enables customers to innovate faster, design smarter and produce more efficiently while lowering risk and costs.

This includes incorporating some critical concepts that lead to intelligent product decisions:

1.
Increased productivity through simulation process compression helps engineering organizations get more from their existing resources.  As products become more complex and simulation experts are in higher demand, the pressure on dedicated analysis groups continues to mount. By employing simulation process compression – using ANSYS solutions – to a much broader group of engineers, you can dramatically reduce design cycle times, lower development costs and lead to higher quality products. In essence, companies are amplifying their engineering teams without adding additional resources.

a.
Automation and Customization - To achieve simulation process compression, ANSYS users are customizing their simulation work processes and documenting best practices for how simulation can be used within their specific design processes. Those customized best practices are automated into the ANSYS user interface, empowering even casual users with the ability to perform simulation work previously performed only by experts. Those advanced users now have the time for more advanced simulation.

b.
Uniting a Disparate Engineering Team - Manufacturers with global engineering teams – particularly those that have been reshaped through mergers and acquisitions – face significant productivity challenges given members’ varied backgrounds, experience, location and history. A smooth integration of these teams in a distributed but efficient engineering force is a major management challenge. ANSYS is unique in offering the breadth and depth of physics tools in a single, integrated environment to help to virtually unite these teams and to focus them on using simulation early in the product development cycle.

2.
Engineering product integrity through robust design optimization - Today, leading manufacturers are using ANSYS solutions to frontload their product development processes by leveraging robust design optimization best practices. Using those techniques, engineering teams can quickly and cost-effectively consider a range of real-world operating conditions, identifying all potential failure modes, including multiple physical effects. That kind of analysis has only been possible recently, with advances in simulation technology and high-performance computing.  ANSYS provides a systematic approach for engineers to conveniently evaluate multiple product design ideas across a range of conditions and design parameters, leading to enhanced product performance and integrity.

3.
Spurring more innovative simulations through cloud and collaborative simulation - Today, engineering requires more powerful computational resources to execute ever-larger simulation models, driven by the need for higher fidelity, more realistic and more accurate simulation results.  The intensifying focus on product quality also creates demand for expanded IT capacity, as hundreds of simulations may be required to predict product performance over the full range of expected real-world operation. To meet these requirements, scale up of cloud and high-performance computing (HPC) is a critical component of an effective IT environment for simulation.  But simply scaling up computational capacity is not enough. Equally important is a focus on an IT environment that minimizes operational and capital costs, while enhancing end-user productivity. The right IT solution will also protect the organization’s critically important intellectual property, while enabling collaboration.  IT must focus on tools that enable streamlined end-user access to simulation data, in a secure and cost-effective fashion. Common, integrated tools – rather than point solutions – will contribute to efficiency and higher utilization. Creation of collaboration hubs that consolidate access to both computational capacity and storage infrastructure will enhance effective use of simulation by globally distributed engineering teams.  As the use of engineering simulation becomes pervasive, the volume, velocity and variety of engineering simulation data continues to grow rapidly – causing leading manufacturers to turn to simulation data management solutions.

4.
Leveraging systems engineering to develop "smart" products – Behind every “smart” product - from the newest tablet to cars with driver-assist systems to kitchen appliances you can adjust remotely – is a complex medley of software, electronics and software working in unison. While these interconnected subsystems can deliver more complex functions and new innovations, designing and engineering them is far from trivial. To address the product development complexities associated with smart products, many organizations have turned to model-based system engineering practices and complete system simulation.  By using modeling and simulation to design, analyze and verify system behavior starting with conceptual design, companies are reducing late-stage design failures and accelerating time-to-market.  ANSYS has the industry’s broadest and most powerful portfolio for system engineering. With ANSYS, engineers can systematically decompose requirements into an architecture design, then design and simulate the hardware, electronics and software while considering the performance of the overall system.  A unique attribute of our solution is that the appropriate level of modeling fidelity can be brought to bear for the given phase of development – 0D modeling for conceptual design or powerful 3D multiphysics modeling for detailed design phases. ANSYS products are designed for collaborative engineering workflows and real-time data sharing among geographically dispersed teams. As a result, engineers can leverage systems-level analysis to make intelligent trade-offs in a low-risk, cost-effective virtual design environment.

5.
Improving Energy Efficiency - From commercial airlines demanding planes that burn less fuel to homeowners who want cheaper electric power to the public concerned about climate change, the need for improved energy efficiency has never been greater. Regardless of the industry, simulation can play a significant role in driving fuel economy.

a.
Improving Energy Efficiency in Aerospace - The future of the aerospace industry depends on high-impact solutions applied to new designs and aging fleets. Engineering simulation has already demonstrated the ability to help in reducing weight and drag as well as improving fuel-burn efficiency — as even small advancements can have big payoffs over an aircraft’s lifetime.

b.
Improving Energy Efficiency in Automotive - Driven by stringent governmental regulations and strong customer demand for greener vehicles, vehicle manufacturers and suppliers are undertaking concerted initiatives to improve vehicle product design with the aim of reducing fuel consumption and pollutant emissions. Fuel economy and emissions targets are so high that automakers have taken an “all options are on the table” stance, and are rethinking all vehicle systems with fuel efficiency improvement in mind.

c.
Improving Energy Efficiency in Turbomachinery - Improving advanced turbomachinery equipment requires simulation-driven high-fidelity engineering methods. The solution for efficient turbomachinery enables engineering teams to make improvements at both component and systems levels.

INCOME STATEMENT HIGHLIGHTS

Q4 2013 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 87.9% and 49.0% for the fourth quarter, and 87.9% and 48.9% for FY 2013.

Looking ahead into Q1 2014, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% and an operating margin of approximately 47%.  Our current outlook for FY 2014 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 47% - 48%.

Q4 2013 TAX RATE AND OUTLOOK:  Our Q4 non-GAAP effective tax rate was 21.2% and our GAAP rate was 18.0%. Our 2013 non-GAAP effective tax rate was 26.5% and the 2013 GAAP rate was 23.9%. The Company’s Q4 GAAP and non-GAAP results included approximately $11.0 million of incremental tax benefits, or $0.12 per diluted share, related to the notification from the Internal Revenue Service that the Joint Committee on Taxation took no exception to the Company’s tax returns that were filed for 2009 and 2010, eliminating the uncertainty regarding refund claims filed in connection with these returns.

Looking ahead into Q1 and FY 2014, we are currently forecasting an effective tax rate of approximately 30%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $743 million as of December 31, 2013, of which 71% is held domestically.
•	Cash flows from operations were $85 million for the fourth quarter of 2013 and $333 million for FY 2013.
•	Consolidated net DSO of 40 days.
•
Capital expenditures totaled $14.7 million for the fourth quarter and $28.8 million for FY 2013.  We are currently planning on total 2014 capital expenditures in the range of $35 - $45 million. This includes spending related to the Company’s new headquarters facilities that are currently underway. The Company is planning for the final relocation to its new headquarters to take place during the fourth quarter of 2014.

SHARE COUNT AND SHARE REPURCHASE

We had 95.1 million fully diluted weighted average shares outstanding in Q4.  We repurchased 506,000 shares during Q4 at an average price of $84.35 per share. During FY 2013, we repurchased approximately 1.5 million shares at an average price of $77.73. The Company currently has 3.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95.0 – 95.5 million fully diluted shares outstanding in Q1 2014 and 95.5 - 96.0 million outstanding for FY 2014.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended		Year-to-Date
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Cost of sales:
Software Licenses	$326	$339	$1,349	$1,478
Maintenance & service	$531	$552	$2,293	$2,232

Operating expenses:
SG&A	$4,092	$4,003	$16,847	$15,278
R&D	$3,607	$3,591	$14,809	$13,427

Total Expense Before Taxes	$8,556	$8,485	$35,298	$32,415
Related Income Tax Benefits	($2,606)	($2,179)	($11,096)	($8,509)
Expense, net of taxes	$5,950	$6,306	$24,202	$23,906

CURRENCY

CURRENCY IMPACT COMPARED TO Q4 2012 and FY 2012:  The 2013 fourth quarter revenue and operating income were unfavorably impacted by currency fluctuations of $3.5 million and $2.5 million, respectively.  The FY 2013 revenue and operating income were unfavorably impacted by currency fluctuations of $17.5 million and $12.2 million, respectively.

CURRENCY OUTLOOK:  As we saw throughout each quarter of FY 2013, the Company’s reported results will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions for Q1 2014 to 1.36 - 1.39 for the Euro, 1.65 - 1.68 for the British Pound and 100 – 103 for the Japanese Yen.  For FY 2014, our currency rate assumptions include 1.36 – 1.39 for the Euro, 1.66 – 1.69 for the British Pound and 100 - 103 for the Japanese Yen.  These rates compare to those provided with our previous FY 2014 guidance of 1.34 - 1.37 for the Euro, 1.59 - 1.62 for the British Pound and 97 - 100 for the Japanese Yen.

OUTLOOK

Q1 and FY 2014 OUTLOOK:
Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the fourth quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q1 2014.  We are currently forecasting non-GAAP revenue in the range of $212.0 - $220.0 million and GAAP revenue in the range of $210.5 - $219.0 million; non-GAAP diluted EPS in the range of $0.73 - $0.76 and GAAP diluted EPS in the range of $0.55 - $0.60.

We are updated our previous outlook for the full year of 2014 to reflect the January 2014 acquisition of Reaction Design.  Our updated outlook includes non-GAAP revenue in a range of $939 - $969 million, or top line consolidated growth in the 8% to 12% range, and GAAP revenue in the range of $935 - $966 million.  Our non-GAAP diluted EPS outlook for FY 2014 remains in the range of $3.25 - $3.37 and we expect GAAP diluted EPS in the range of $2.53 - $2.71.

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, and the inclusion of Reaction Design for a full year in FY 2014.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us.

CLOSING COMMENTS

As we enter into 2014, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe. This now includes the recently added team from Reaction Design, who we are excited to have join ANSYS to continue to broaden our portfolio and to grow and expand our long-term engineering simulation opportunity across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the first quarter of 2014, FY 2014 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	December 31, 2013				December 31, 2012
	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$236,020	$676	(1)	$236,696	$220,748	$3,720	(4)	$224,468

Operating income	92,252	23,783	(2)	116,035	81,639	29,026	(5)	110,665

Operating profit margin	39.1%			49.0%	37.0%			49.3%

Net income	$75,929	$15,705	(3)	$91,634	$56,063	$19,264	(6)	$75,327

Earnings per share - diluted:
Diluted earnings per share	$0.80			$0.96	$0.59			$0.79
Weighted average shares - diluted	95,084			95,084	94,945			94,945

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $14.2 million of amortization expense associated with intangible assets acquired in business combinations, $8.6 million of stock-based compensation expense, the $0.7 million adjustment to revenue as reflected in (1) above and $0.3 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $8.1 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $16.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.5 million of stock-based compensation expense and the $3.7 million adjustment to revenue as reflected in (4) above.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.8 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Twelve Months Ended
	December 31, 2013				December 31, 2012
	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$861,260	$4,632	(1)	$865,892	$798,018	$9,636	(4)	$807,654

Operating income	321,863	101,232	(2)	423,095	294,253	110,290	(5)	404,543

Operating profit margin	37.4%			48.9%	36.9%			50.1%

Net income	$245,327	$66,197	(3)	$311,524	$203,483	$73,304	(6)	$276,787

Earnings per share - diluted:
Diluted earnings per share	$2.58			$3.27	$2.14			$2.91
Weighted average shares - diluted	95,139			95,139	94,954			94,954

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $60.7 million of amortization expense associated with intangible assets acquired in business combinations, $35.3 million of stock-based compensation expense, the $4.6 million adjustment to revenue as reflected in (1) above and $0.6 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $35.0 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $67.3 million of amortization expense associated with intangible assets acquired in business combinations, $32.4 million of stock-based compensation expense, the $9.6 million adjustment to revenue as reflected in (4) above and $0.9 million of transaction expenses related to the Esterel acquisition.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $37.0 million.

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share